Exhibit 10.3

Execution Version

EMPLOYMENT AGREEMENT
BETWEEN
GLOBAL NET LEASE, INC. AND
EDWARD M. WEIL, JR.

This Employment Agreement (the “Agreement”), entered into on May 23, 2023, and effective as of the Effective Date (as defined below) by and between Global Net Lease, Inc., a Maryland corporation and real estate investment trust (the “Company”) and Edward M. Weil, Jr. (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”. The “Effective Date” shall be the date on which the transactions (the “Transaction”) contemplated by that certain Merger Agreement are consummated. “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 23, 2023, by and among GNL Internalization Advisor Merger Sub, a Delaware limited liability company, GNL PM Merger Sub, a Delaware limited liability company, RTL Advisor Merger Sub, a Delaware limited liability company, RTL PM Merger Sub, a Delaware limited liability company, the Company, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership, The Necessity Retail REIT, Inc., a Maryland corporation and real estate investment trust (“RTL”), and The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“RTL OP”) on the one hand, and AR Global Investments, LLC, a Delaware limited liability company, Global Net Lease Special Limited Partnership, LLC, a Delaware limited liability company, Global Net Lease Advisors, LLC, a Delaware limited liability company, Global Net Lease Properties, LLC, a Delaware limited liability company, Necessity Retail Advisors, LLC, a Delaware limited liability company, and Necessity Retail Properties, LLC, a Delaware limited liability company, on the other hand, as amended, modified, supplemented or restated from time to time.

WHEREAS, the Company and the Executive desire to memorialize the terms of the Executive’s employment relationship with the Company effective as of the Effective Date on the terms and conditions set out below.

NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

1.            EMPLOYMENT.

(a)            Position(s). The Executive shall be employed as the Co-Chief Executive Officer (“CEO”) of the Company and James Nelson (“Nelson”) shall be the other Co-Chief Executive Officer until April 14, 2024. Commencing on the earlier of (i) April 14, 2024 or (ii) such date that Nelson is no longer serving as Co-Chief Executive Officer, the Executive shall be the sole Chief Executive Officer of the Company. The Company agrees to use its reasonable best efforts to cause Company to nominate the Executive as a director of the Board and shall continue to nominate him during the Term. Failure to be made a director of the Company shall not be a breach of or default under this Agreement. The Executive shall work primarily out of the Company’s offices located in Newport, Rhode Island or his home and also out of New York, New York; provided, however, that the Executive understands and agrees that reasonable travel, at the Company’s cost, as applicable, may be required from time to time for business reasons, including working from the New York, New York or Newport, Rhode Island offices when requested by the Board.

(b)            Duties. The Executive shall report directly to the board of directors of the Company (the “Board”), which shall reasonably and in good faith allocate duties and responsibilities as between the two Co-CEOs, and the Executive’s principal duties and responsibilities shall be consistent with his position. At all times during the Term (as defined below), the Executive shall adhere in all material respects to all of the Company’s policies, rules and regulations governing the conduct of its employees that apply to the Executive and have been previously provided to him, including without limitation, any compliance manual, code of ethics, employee handbook or other policies adopted by the Company from time to time; provided, however, that in any conflict between this Agreement and any policies, rules or regulations, this Agreement shall control.

(c)      Extent of Services.      Except for illnesses and vacation periods, the Executive shall devote a substantial majority of his business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement, and consistent with the time and effort customary for chief executive officers of publicly-traded companies. Notwithstanding the foregoing, the Executive may (i) participate or hold directorships in charitable, academic or community activities, and in trade or professional organizations, (ii) hold directorships on other companies and (iii) manage his and/or his family’s personal investments; provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, comply with the Company’s conflict of interest practices. Notwithstanding the foregoing, the Executive shall be permitted to make other investments and the Executive shall be permitted to continue his existing relationships and business interests (including, without limitation, continuing to be a partner in entities to which he is currently a partner) and other activities, to the extent permitted under the RCA.

2.            TERM. This Agreement and the Executive’s employment shall be effective as of the Effective Date and shall continue in full force and effect thereafter until April 30, 2025 (the “Initial Term”); and shall be automatically extended for a renewal term of one (1) additional year (a “Renewal Term”) at the end of the Initial Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless either party notifies the other party of its non- renewal of this Agreement not later than sixty (60) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or if the Executive’s employment is sooner terminated pursuant to Section 5. For purposes of this Agreement (and, for the avoidance of doubt, the non-competition and non-solicitation provisions set forth in Section 8 below), “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 5. For the avoidance of doubt, if the Merger Agreements are terminated in accordance with their terms and the Transactions are not consummated, then this Agreement shall be null and void ab initio and of no force and effect without any liability to any party hereto or to any other person.

3.            COMPENSATION.

(a)            Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. For the Term, the Base Salary shall be at the annual rate of two million dollars ($2,000,000).

(b)            Annual Bonus. The Executive shall be eligible to receive an annual bonus (each an “Annual Bonus”) for each completed calendar year during the Term. The Executive shall be entitled to earn an Annual Bonus with a guaranteed minimum bonus of 50% of Base Salary ($1,000,000); provided that such Annual Bonus may be increased (but not decreased) and the Board shall engage a national compensation consulting firm reasonably promptly after the date hereof to recommend to the Board prior to the Effective Date if there should be an increase to the Annual Bonus (based on the consulting firm’s recommendation based on analysis of peer employers in the industry and which may be based on the performance of the Company and additional targets) and the Board shall consider such recommendation acting in good faith to consider an increase in the Annual Bonus. The Annual Bonus will be paid 50% in cash and 50% in equity and to the extent that such equity is not fully vested on grant shall vest in equal monthly installments with 100% fully vested by April 30, 2025. The Annual Bonus for a fiscal year shall be paid as soon as possible following the end of the fiscal year, but in no event later than March 15th of the year following the year to which the Annual Bonus relates. Other than as set forth in Section 6, the Executive must be employed by the Company or an affiliate of the Company on the date Annual Bonus is paid to be eligible to receive the and Annual Bonus for such year.

4.            BENEFITS.

(a)            Vacation. The Executive shall be entitled to five (5) weeks paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time.

(b)            Sick and Personal Days. The Executive shall be entitled to sick and personal days pursuant to Company policy.

(c)            Employee Benefit Plans. The Executive will be eligible for and entitled to participate in any Company sponsored employee benefit plans maintained for the Company’s employees, including but not limited to benefits such as group health, life and long-term disability insurance and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other similarly situated executives of the Company. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. The Company shall also pay all standard premiums associated with an executive term life insurance policy in the amount of $2,000,000 for the benefit of the Executive’s designated beneficiaries, with any expense above “standard” premiums to be paid by the Executive.

(d)            Other Benefits.

(i)            INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Company shall, consistent with the terms below, indemnify the Executive for all costs, charges, damages, or expenses incurred or sustained by the Executive in connection with any demand, action, suit, or proceeding (“Claims”) to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company, or any of their affiliates, to the maximum extent permitted by New York law. The Executive’s right to indemnification from the Company pursuant to the preceding sentence does not apply, however, to any Claim (other than a derivative Claim) brought by the Company, against the Executive, or by the Executive against the Company, (excluding any Claim brought in defense of an indemnifiable Claim or to enforce any right to indemnification as contemplated in the previous sentence.). For the avoidance of doubt, nothing in this Section 4(d) shall limit any right to indemnity the Executive may have under (x) the organizational documents or By-Laws of any of the Company. The Executive shall notify the Company within five (5) business days of any Claim, and the Company shall be entitled to assume the defense with counsel selected by the Company; provided, however, that the Executive shall have the right to employ counsel to represent him (at the Company’s expense) if Company counsel would have a conflict of interest (as determined by Company counsel) in representing both the Company and the Executive. The Company agrees to advance fees and expenses reasonably incurred by the Executive in connection with any Claim if it has chosen not to assume the defense of that Claim or if the Executive retains separate counsel because the Company’s counsel has determined there is a conflict of interest. The Executive agrees to cooperate with the Company’s efforts to obtain insurance coverage, or to get indemnified or recovery from another source, for any costs, charges, damages, or expenses incurred in the Executive’s defense. During the Term, the Executive shall continue to be entitled to directors and officers insurance coverage for his acts and omissions while serving as an officer of the Company on a basis no less favorable to the Executive than the coverage provided generally to the other officers and trustees of the Company. Additionally, after any termination of employment of the Executive for any reason, for a period through the sixth anniversary of the termination of employment, the Company shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while an officer of the Company on a basis no less favorable to the Executive than the coverage generally provided to then-current officers and trustees.

(ii)            EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The Executive shall be entitled to reimbursement of all reasonable business expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that uniformly applicable to other senior executives of the Company (provided that the Executive shall be entitled to reimbursement for first class travel), including, without limitation, telephone, lodging, parking and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly after the presentation by the Executive of appropriate documentation. The Company shall provide the Executive with the technology and support for Zoom, Teams and similar web based conference capabilities in the New York and Rhode Island offices as well as at his home residence. The Executive shall also receive appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties in both the New York and Rhode Island offices (including space in both offices for Executive’s assistants and support team). In addition to the foregoing standard executive expense reimbursements, the Executive shall receive $12,500 per month ($150,000 annually) for travel to New York, NY and/or Newport, Rhode Island (including local transportation, the “Allowance”).

(iii)            CONTINUING EDUCATION AND PROFESSIONAL DEVELOPMENT. The Company shall pay for the professional licenses of the Executive in all states in which he is licensed, and shall reimburse the Executive for all reasonable and customary costs incurred in his complying with any continuing education requirements required to maintain his license(s).

5.            TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the employment of the Executive by the Company and this Agreement shall terminate immediately upon his death, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time by reason of Disability, or with Cause or without Cause, and the Executive shall have the right to and may, in the exercise of his discretion, Voluntarily Resign for any reason his employment during the Term, subject to the provisions set forth below:

(a)            The employment of the Executive by the Company shall terminate immediately upon death of the Executive or immediately upon the giving of written notice by the Company to the Executive of his termination due to Disability. As used in this Agreement, “Disabled” shall mean the Executive is unable to perform his duties hereunder due to any sickness, injury or disability for a consecutive period of one hundred eighty (180) days or an aggregate of six (6) months in any twelve (12)-consecutive month period. A determination of “Disabled” shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disabled shall be binding on all parties, and which cost, in any such case, shall be paid entirely by the Company. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disabled shall not be considered a breach of this Agreement by the Company.

(b)            With Cause. The employment of the Executive by the Company shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of his termination with Cause, subject to the terms of this Section 5(b). For purposes of this Agreement, the term “Cause” means that the Executive: (1) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (2) has intentionally failed to substantially perform (other than by reason of illness or temporary disability) his reasonably assigned material duties hereunder, including but not limited to duties consistent with the Executive’s position as are assigned by the Board after the date of this Agreement, (3) has engaged in willful misconduct or gross negligence in the performance of his duties, (4) has engaged in conduct that materially violated the Company’s then existing written internal policies or procedures that apply to the Executive and were provided to him prior to the violation and which is detrimental to the business or reputation of the Company, or (5) has materially breached the RCA or any non-competition in effect between the Executive and the Company, provided, however, that in the case of clause (4) and, to the extent curable, clause (5) above “Cause” shall not exist unless the Executive fails to remedy to the reasonable satisfaction of the Board such act, omission or condition, within thirty (30) days after the Executive receives from the Board written notice that sets forth in reasonable detail the basis for the Board’s belief that “Cause” exists; and in the event of termination pursuant to this Section 5(b), notwithstanding anything in this Agreement to the contrary, except as set forth in Section 6(c), no payments under Section 3(b) through (e) shall be payable to Executive. For purposes of this Section 5(b), no act, or failure to act, on the Executive’s part will be deemed “gross negligence” or “willful misconduct” if the Executive’s act or failure to act was done, or omitted to be done, by the Executive in good faith and with a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(c)            Without Cause; Voluntary Resignation. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company without Cause, and at the election of the Executive for any reason other than Good Reason (“Voluntary Resignation”), in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.

(d)            Good Reason. The employment of the Executive shall terminate at the election of the Executive for Good Reason subject to the terms of this Section 5(d). For purposes of this Agreement, “Good Reason” means any of the following occurring without Executive’s consent: (i) any reduction in the amount of the Base Salary payable or Annual Bonus; (ii) any change in Executive’s title or material diminution in Executive’s responsibilities in a manner which is materially inconsistent with the position Executive holds (including, without limitation, a change in reporting structure); (iii) the Company’s requiring Executive to be based at any location other than as specified in this Agreement that materially increases Executive’s commute; or (iv) any material breach by the Company of any material term or provision of the Agreement; provided, however, that none of the events described in the foregoing clauses shall constitute Good Reason unless Executive has notified the Company in writing describing the events that constitute Good Reason within thirty (30) calendar days following the first occurrence of such events and then only if the Company fails to cure such events within thirty (30) calendar days after the Company’s receipt of such written notice, and Executive shall have terminated Executive’s employment with the Company within thirty (30) calendar days following the expiration of such cure period.

(e)            Non-renewal. This Agreement and the Executive’s employment shall terminate at a Term Date if either the Executive or the Company notifies the other party of its non-renewal of this Agreement not later than sixty (60) days prior to such Term Date by providing written notice to the other party of such party’s intent not to renew (“Non-renewal”).

(f)            Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g)            Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant Disability or for Cause, the date of delivery of the Notice of Termination unless otherwise specified in such notice, (iii) the applicable Term Date if termination is due to a notice of Non-renewal, and (iv) if the Executive’s employment is terminated for any other reason the date the Executive ceases performing services as an employee of the Company.

6.            EFFECTS OF TERMINATION.

(a)            Death or Termination by the Company for Disability. If the employment of the Executive should terminate during the Term due to his death or at the election of the Company due to Disability, then the Company will pay or provide to the Executive (or his estate, if applicable):

(i)            any earned and accrued but unpaid installment of Base Salary and Allowance through the Date of Termination payable in accordance with the Company’s normal payroll practices;

(ii)            reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Sections 4(d) and 14(l)(ii);

(iii)            all other applicable payments or benefits to which the Executive shall be entitled under, and paid or provided in accordance with, the terms of any applicable arrangement, plan or program under Section 4(c) through the Date of Termination (collectively, Sections 6(a)(i) through 6(a)(iii), payable in accordance with this Section 6(a), shall be hereafter referred to as the “Accrued Benefits”);

(iv)            any accrued but unpaid Annual Bonus for the year prior to the year of termination;

(v)            payment of Annual Base Salary through April 30, 2025, or if later through the end of any Renewal Term;

(vi)            (A) accelerated vesting of all unvested shares of equity or equity based awards (collectively, the “Vesting Benefits”);

(vii)            a pro-rated Annual Bonus for the year in which the Date of Termination occurs, payable at the time and in the manner set forth in Section 3 (the “Pro Rata Incentives”).

(b)            Termination by the Company without Cause or by the Executive for Good Reason. If the employment of the Executive should terminate during the Term at the election of the Company without Cause or by the Executive for Good Reason and other than pursuant to Section 6(a) above), then, the Company shall pay or provide to the Executive:

(i)            the Accrued Benefits;

(ii)            any accrued but unpaid Annual Bonus for the year prior to the year of termination;

(iii)            the Pro Rata Incentives;

(iv)            the Vesting Benefits; and

(v)            subject to Sections 6(e) and 14(l)(iv) and (v), payment of cash severance equal to the sum of (1) the Executive’s Base Salary and (2) the annual amount of the Allowance and the Company’s contribution to the cost of Executive’s healthcare benefits for the greater of (x) the remainder of the Initial Term or any Renewal Term or (y) twelve (12) months following the Date of Termination, payable in accordance with the Company’s normal payroll practices (but off employee payroll) in approximately equal installments over the twelve (12) months following the Date of Termination (collectively, the “Severance Payments”); provided, that the first payment of the Severance Payments shall be made on the sixtieth (60th) day after the Date of Termination, and will include payment of any amount of the Severance Payments that were otherwise due prior thereto.

(c)            By the Company for Cause, or Voluntary Resignation by the Executive (including Non-renewal by Executive). In the event that the Executive’s employment is terminated during the Term by the Company for Cause, the Company shall pay the Executive only the Accrued Benefits, and the Company shall have no further obligations to the Executive under this Agreement and the Executive shall forfeit all right, title and interest in any vested and unvested portions of the Executive Interests. In the event that the Executive’s employment is terminated during the Term by a Voluntary Resignation (including due to the non-renewal of the Initial Term or any Renewal Term by the Executive) other than Good Reason, the Company shall pay the Executive: (i) the Accrued Benefits, and (ii) the Pro Rata Incentives (pursuant to the terms of Section 6(a)(vii) above). For the avoidance of doubt, the Executive’s Voluntary Resignation shall not be deemed to waive any right to damages or other compensation the Executive may be entitled to in law or in equity due to breach by the Company of the terms or provisions of this Agreement.

(d)            By the Company due to Non-renewal. If the employment of the Executive should terminate during the Term or on the Term Date at the election of the Company due to Non-renewal, then, the Company shall pay or provide to the Executive the payments and benefits as set forth in Section 6(b).

(e)            Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of the Accrued Benefits) shall be conditioned on and shall not be payable unless the Company receives from the Executive within sixty (60) days of the Date of Termination a fully effective and non-revocable written release in form attached as Annex A to this Agreement (the “General Release”), which, for the avoidance of doubt, shall not contain any post-employment restrictions other than as contained herein, and shall not release any rights to indemnification, any Severance Payments, or other vested or accrued benefits under any other benefit plan in which the Executive participates that are due and payable on and after the Date of Termination or rights with respect to vested equity or equity based awards.

(f)            Termination of Authority. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).

7.            CONFIDENTIAL INFORMATION. The provisions of Section 1 of the RCA shall apply to the Executive during the Term as if set forth in this Agreement. “RCA” means that certain Confidentiality, Non-Competition and Non Solicitation Agreement in the form attached as Exhibit B to the Merger Agreement and such RCA shall be signed on the Effective Date.

8.            COVENANTS.

(a)            Non-Competition and Non-Solicitation. The provisions of Section 1.02 of the RCA shall apply during the Term and for a period of twelve (12) months following the Date of Termination as if set forth in this Agreement

(b)            Non-Disparagement. The provisions of Section 1.03 of the RCA shall apply as if set forth in this Agreement.

(c)            Acknowledgement. The Executive acknowledges that he will acquire much Confidential Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

(d)            Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):

(i)            the right and remedy to seek to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)            the right and remedy to seek to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits derived or received by him solely as the result of any transactions constituting a breach of the Restrictive Covenants.

(e)            If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.            INTELLECTUAL PROPERTY. The Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by him during the period of, and in connection with, his employment by the Company and whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

10.            EQUITABLE RELIEF. The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary, including without limitation Section 11 hereof, upon any breach by the Executive of his obligations under Sections 7, 8 or 9 hereof, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.

11.            ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE.

(a)            Coverage. Except as otherwise expressly provided in this or by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute”, including, but not limited to, disputes arising out of or related to any of the following subjects:

•      Compensation or other terms or conditions of the Executive’s employment; or

•      Application or enforcement of any Company program or policy to the Executive; or

•      Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination; or

•      Any policy of the Company or any agreement between the Executive and the Company; or

•      Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure; or

•      Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1978, as they have been or may be amended from time to time; or

•      Any other dispute arising out of or related to the Executive’s employment or its termination.

(b)            Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.

(c)            Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved 15 days after it is asserted, the Executive or the Company may submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or AAA panel pursuant to the JAMS or AAA rules, respectively. The mediation shall be conducted in New York City, New York. Unless the Parties agree otherwise, the cost of the mediator’s professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.

(d)            Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved the shorter of 45 days after the appointment of the mediator or 5 days after the aforementioned first mediation hearing, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or the AAA in effect at the time of the submission to arbitration. The choice of JAMS or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be kept confidential and shall be conducted in the city and state in which the Company office is located in which the Executive work(ed). The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys’ fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator’s fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys’ fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his/her award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement of the provisions of this Section 11.

(e)            Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. Despite such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.

(f)            Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent the Executive from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.

(g)            At-Will Employment/Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company’s right to terminate the Executive’s employment at any time consistent with the terms of the Agreement. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including without limitation the termination of the Executive’s employment. This Policy waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related Dispute (except as provided above in Sections 10 or 11(e) for a court to issue provisional or equitable remedies).

(h)            ADR Agreement and Savings Provision.

(i)            The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.

(ii)            Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect. The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of the Agreement shall not affect the validity or enforceability of the provisions of this Section 11.

12.            COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment, he shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments and all reasonable out of pocket costs incurred by the Executive shall be fully paid by the Company. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

13.            RETURN OF PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive will promptly return all property belonging to the Company or any of its affiliates.

14.            GENERAL.

(a)            Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 14(a).

If to the Company, to:                 650 Fifth Avenue, 30th Floor
New York, NY 10019
Attn: General Counsel

If to the Executive, at his last residence shown on the records of the Company,

(b)            Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)            Waivers.

(i)            No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(ii)            Except as expressly set forth in this Agreement, Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of Executive’s services to the Company, his employment or the termination of such employment.

(d)            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(e)            Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall be assignable by the Company, to a successor to the Company’s business or assets, upon notice to the Executive. When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f)            Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and the Chief Executive Officer or a duly authorized representative of the Company (other than the Executive).

(g)            Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(h)            Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

(i)            Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if he survives the Executive, and otherwise to his estate.

(j)            Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.

(k)            Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

(l)            Section 409A.

(i)            Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)            Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by the Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(iii)            For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv)            Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then solely to the extent required by Code Section 409A, the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(v)            Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

(m)            Section 280G. Notwithstanding any provision of this Agreement, if any portion of the payments or benefits under this Agreement, or under any other agreement with the Executive or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determination required by this section shall be made by a national accounting firm (after taking into account any mitigation provisions including reasonable compensation and valuation of any restrictive covenants), and the Executive shall cooperate in good faith with the Company in making such determination and providing any necessary information for this purpose.

(n)            Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

GLOBAL NET LEASE, INC.

By:	/s/ Michael Anderson
Name: Michael Anderson
Title: Authorized Signatory

Executive

By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr.

Annex A: Form of General Release

[See attached.]

ANNEX A

GENERAL RELEASE AND WAIVER AGREEMENT

This General Release and Waiver Agreement (the “General Release”) is made as of the day of ___________________________, 20_ by ___________________________ (the “Executive”),

WHEREAS, the Executive and Global Net Lease, Inc., a Maryland corporation and real estate investment trust (the “Company”) have entered into an Employment Agreement (the “Agreement”) dated as of May 23, 2023, that provides for certain compensation and severance amounts upon the Executive’s termination of employment; and

WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this General Release and Waiver Agreement in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and

WHEREAS, the Executive has incurred a termination of employment effective as of ___________________________, 20_;

WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company; and

WHEREAS, capitalized terms not otherwise defined herein have the meaning ascribed to such terms in the Agreement.

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1.            RELEASE. In consideration of the Agreement and for the payments to be made pursuant to the Agreement:

(a)            Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, employee benefit plans and plan fiduciaries, and each of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the effective date of this General Release (hereinafter referred to as the “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or under the laws of any country or political subdivision, including, without limitation, any of the Executive’s Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.

(b)            The Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between himself and the Releasees or any of them, and that in furtherance of this intention, the Executive’s general release given herein shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.

(c)            Executive represents that he has not filed or permitted to be filed and will not file against the Releasees, any claim, complaints, charges, arbitration or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has or should file such a claim, complaint, charge, grievance, arbitration, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such claim, complaint, charge, grievance, arbitration, lawsuit or similar action within five (5) days of signing this General Release.

(d)            Notwithstanding the foregoing, this General Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This General

(e)            Release does not release, waive or give up any claim for workers’ compensation benefits, indemnification or director’s and officer’s liability insurance rights, any Accrued Benefits, Severance Payments, vested retirement or welfare benefits he is entitled to under the terms of the Company’s retirement and welfare benefit plans, any other vested shares, equity or benefits (including rights with respect to vested equity or equity based awards held by the Executive) or indemnification arrangements, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement and this General Release.

2.            CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that he may have acquired, learned, developed, or created by reason of his employment with the Company.

3.            CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION.

(a)            Executive hereby confirms and agrees to his confidentiality, nonsolicitation and non-competition obligations pursuant to the Agreement and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.

(b)            The Executive and the Company each agree to keep the terms of this General Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order or, as to the Company, in the normal course of its business; provided, however, that Executive may disclose the terms of this General Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential.

4.            NO DISPARAGEMENT. Each of the Executive and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging toward the Company (including the Releasees and each of them) or the Executive, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this General Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court, in arbitration or by an administrative agency of competent jurisdiction, or limit the Executive’s ability to communicate with or participate in any investigation or proceeding (including by providing documents or other information, without notice to the Company) regarding possible violations of federal securities laws that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, U.S. Consumer Financial Protection Bureau or the U.S. Commodity Futures Trading Commission.

5.            REMEDIES FOR BREACH. In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the warranties or representations of this Agreement (the “Breach”), in its sole discretion the non-breaching Party shall recover against the breaching Party damages, including reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief. The provisions of Paragraphs 1, 2, 3 and 4 hereof are material and critical terms of this Agreement, and the Executive agrees that, if he breaches any of the provisions of these paragraphs, the Company shall be entitled to injunctive relief against the Executive regardless of and in addition to any other remedies which are available.

6.            NO RELIANCE. Neither the Executive nor the Company is relying on any representations made by the other (including any of the Releasees) regarding this General Release or the implications thereof.

7.            MISCELLANEOUS PROVISIONS.

(a)            This General Release contains the entire agreement between the Company and the Executive and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this General Release exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release shall be enforceable and remain in full force and effect.

(b)            This General Release shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.

(c)            This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(d)            This General Release may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

8.            EFFECTIVE DATE/REVOCATION. The Executive may revoke this General Release in writing at any time during a period of seven (7) calendar days after his execution of this General Release (the “Revocation Period”). This General Release shall be effective and enforceable automatically on the date of actual receipt by the Chief Operating Officer of the Company of the Certificate of Non-Revocation of the General Release Agreement (the form of which is attached hereto as Attachment A) executed and dated by the Executive at least one (1) calendar day after expiration of the Revocation Period (the “Effective Date”). The Agreement is deemed revoked unless the Executive signs and delivers to the General Counsel of the Company within five (5) calendar days after the Revocation Period, the Certificate of Non-Revocation of the General Release Agreement. If the Executive revokes this General Release, no severance or any other payment conditioned on the effectiveness of this General Release pursuant to the Agreement or otherwise shall be due or payable by the Company to the Executive.

9.            ACKNOWLEDGEMENT. In signing this General Release, the Executive acknowledges that:

(a)            The Executive has read and understands the Agreement and the General Release and the Executive is hereby advised in writing to consult with an attorney prior to signing this General Release;

(b)            The Executive has consulted with his attorney, and he has signed the General Release knowingly and voluntarily and understands that the General Release contains a full and final release of all of the Executive’s Claims;

(c)            The Executive is aware and is hereby advised that the Executive has the right to consider this General Release for twenty-one (21) calendar days before signing it (or in the event of a group termination program forty-five (45) days), and that if the Executive signs this Agreement prior to the expiration of the twenty-one (21) calendar days (or 45 days, if applicable), the Executive is waiving the right freely, knowingly and voluntarily; and

(d)            The General Release is not made in connection with an exit incentive or other employee separation program offered to a group or class of employees.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the day and year first above written.

ATTACHMENT A

CERTIFICATE OF NON-REVOCATION
OF THE GENERAL RELEASE AGREEMENT

I hereby certify and represent that seven (7) calendar days have passed since the Parties signed the General Release and Waiver Agreement, dated as of _________________, 20___ (the “General Release”), and that I have NOT exercised my right to revoke that General Release pursuant to the Older Workers Benefit Protection Act of 1990 or any other provision of law. I understand that the Company and the other Releasees on behalf of themselves and their subsidiaries and affiliates, in providing me with payments and/or benefits under the General Release, are relying on this Certificate, and that I can no longer revoke the General Release.

, 20__
Executive	Date of Execution by Executive

IMPORTANT:

This Certificate should be signed, dated and returned to General Counsel no earlier than on the eighth (8th) calendar day after the General Release is executed by both Parties, and no later than on the fifth (5th) calendar day (inclusive of said 8th calendar day) thereafter.